STATE OF DELAWARE
                                           SECRETARY OF STATE
                                           DIVISION OF CORPORATION
                                           FILED 11:30 AM 03/31/1997
                                              971103051 - 2163442

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                             SCANTER MEDICAL, INC.,

a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the directors and holders of a majority of the issued and outstanding and shares of the Scantek Medical, Inc. consented in writing to the resolution set forth below pursuant to sections 242 and 228 of the General corporation Law of the state of Delaware and pursuant to the requirements of section 228 prompt written notice of said resolution was supplied to the stockholders who did not consent in writing to the resolution. The resolution to which written consent was given by holders of a majority of the issued and outstanding Shares of Common Stock of the corporation is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that as amended said Article shall be and read as follows:

     "The aggregate number of shares of stock which the corporation shall have authority to issue is fifty million, which are divided into five million shares of Preferred stock of a par value of one mill ($0.001) each and forty five-million shares of Common Stock a par value of one mill ($0.001) each, which shares of stock may be issued from time to time in one or more classes or one or more series within any class thereof, in any manner permitted by law, as determined from time to time by the board of directors, and stated in the resolution or resolution providing for the Issuance of such shares adopted by the board of directors pursuant to authority hereby vested in it, each class or series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number, designation or title. All shares of stock in such classes or series may be issued for such consideration and have


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     such voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, permitted by law, as shall be stated and expressed in the resolution or resolutions, providing for the issuance of such shares adopted by the board of directors pursuant to authority hereby vested in it. The number of shares of stock of any class or series within any class, so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding by further resolution or resolutions adopted by the board of directors pursuant to authority hereby vested in it."

SECOND: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Scantek Medical, Inc. has caused this certificate to be signed by

Zsigmond Sagi, its President, and Patricia Bartlett Furness, its Secretary, this l1th day of March, 1997.

                                    By:
                                       ---------------------------
                                       President

                             Attest:
                                     -----------------------------
                                       Secretary